Vonage to Transfer Stock Exchange Listing to Nasdaq

HOLMDEL, N.J., (December 19, 2019) – Vonage (NYSE:VG), a global business cloud communications leader, announced today that it intends to transfer the listing of its common stock from the New York Stock Exchange to the Nasdaq Global Select Market, effective December 31, 2019. Vonage shares will continue to trade under the ticker symbol “VG”.

“Our listing on Nasdaq represents an important milestone in Vonage’s transformation into a leading business cloud communications software company. Nasdaq is home to many of the world’s largest and most well known software companies. As such, it is the ideal platform for the continued growth of our company and drives the revitalization of the Vonage brand,” said David Pearson, Vonage Chief Financial Officer. “This move will provide us with access to Nasdaq’s cutting-edge technology, as well as cost efficiencies. While we are excited about this move, we would also like to thank the NYSE for being our listing partner for the past 13 years.”

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About Vonage

Vonage is redefining business communications once again. We're making communications more flexible, intelligent, and personal, to help enterprises the world over, stay ahead. We provide unified communications, contact centers and programmable communications APIs, built on the world's most flexible cloud communications platform. True to our roots as a technology disruptor, our flexible approach helps us to better serve the growing collaboration, communications, and customer experience needs of companies, across all communications channels.

Vonage Holdings Corp. is headquartered in New Jersey, with offices throughout the United States, Europe, Israel, Australia and Asia. To follow Vonage on Twitter, please visit www.twitter.com/vonage. To become a fan on Facebook, go to www.facebook.com/vonage. To subscribe to YouTube, visit www.youtube.com/vonage.

Vonage Media Contact: Santina Stankevich, (732) 660-7153, santina.stankevich@vonage.com
Vonage Investor Contact: Hunter Blankenbaker, (732) 444-4926, hunter.blankenbaker@vonage.com

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